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Playa Hotels & Resorts N.V. Reports Second Quarter 2024 Results

Fairfax, VA, August 5, 2024 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three and six months ended June 30, 2024.
Three Months Ended June 30, 2024 Results

▪Net Income was $13.2 million compared to $20.6 million in 2023
▪Adjusted Net Income(1) was $15.9 million compared to $21.0 million in 2023
▪Net Package RevPAR increased 3.5% over 2023 to $323.68, driven by a 5.8% increase in Net Package ADR, partially offset by a 1.6 percentage point decrease in Occupancy
▪Comparable Net Package RevPAR decreased 1.9% over 2023 to $320.46, driven by a 2.9 percentage point decrease in Occupancy, partially offset by a 1.9% increase in Net Package ADR
▪Owned Resort EBITDA(1) decreased 9.7% versus 2023 to $75.1 million
▪Owned Resort EBITDA Margin(1) decreased 1.8 percentage points versus 2023 to 33.5%, negatively impacted by approximately 60 basis points due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts, and positively impacted by 50 basis points from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona. For the three months ended June 30, 2023, Owned Resort EBITDA Margin was positively impacted by 180 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, Owned Resort EBITDA Margin would have been 33.7%, an increase of 0.2 percentage points compared to 2023
▪Adjusted EBITDA(1) decreased 11.7% versus 2023 to $63.7 million, negatively impacted by approximately $1.4 million due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts, and positively impacted by $1.0 million from business interruption insurance proceeds and recoverable expenses. For the three months ended June 30, 2023, Adjusted EBITDA was positively impacted by $4.3 million from business interruption insurance proceeds and recoverable expenses
▪Adjusted EBITDA Margin(1) decreased 2.2 percentage points versus 2023 to 28.0%, negatively impacted by approximately 70 basis points due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts, and positively impacted by 50 basis points from business interruption insurance proceeds and recoverable expenses. For the three months ended June 30, 2023, Adjusted EBITDA Margin was positively impacted by 180 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, Adjusted EBITDA Margin would have been 28.2%, a decrease of 0.2 percentage points compared to 2023
▪Comparable Adjusted EBITDA(1) decreased 12.6% versus 2023 to $51.6 million
▪Comparable Adjusted EBITDA Margin(1) decreased 3.2 percentage points versus 2023 to 26.8%

(1)    See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

Six Months Ended June 30, 2024 Results

▪Net Income was $67.5 million compared to $63.4 million in 2023
▪Adjusted Net Income(1) was $71.1 million compared to $70.0 million in 2023
▪Net Package RevPAR increased 12.5% over 2023 to $375.43, driven by an 3.4% increase in Net Package ADR and a 6.3 percentage point increase in Occupancy
▪Comparable Net Package RevPAR increased 3.2% over 2023 to $395.60, driven by a 4.1% increase in Net Package ADR, partially offset by an 0.7 percentage point decrease in Occupancy
▪Owned Resort EBITDA(1) increased 3.4% versus 2023 to $199.1 million
▪Owned Resort EBITDA Margin(1) increased 0.2 percentage points versus 2023 to 39.0%, negatively impacted by approximately 120 basis points due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts, and positively impacted by 30 basis points from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona. For the six months ended June 30, 2023, Owned Resort EBITDA Margin was positively impacted by 90 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, our Owned Resort EBITDA Margin would have been 39.9%, an increase of 2.0 percentage points compared to 2023
▪Adjusted EBITDA(1) increased 3.8% versus 2023 to $177.2 million, negatively impacted by approximately $6.3 million due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts, and positively impacted by $1.4 million from business interruption insurance proceeds and recoverable expenses. For the six months ended June 30, 2023, Adjusted EBITDA was positively impacted by $4.3 million from business interruption insurance proceeds and recoverable expenses
▪Adjusted EBITDA Margin(1) increased 0.3 percentage points versus 2023 to 34.2%, negatively impacted by approximately 120 basis points due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts, and positively impacted by 30 basis points from business interruption insurance proceeds and recoverable expenses. For the six months ended June 30, 2023, Adjusted EBITDA Margin was positively impacted by 90 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, our Adjusted EBITDA Margin would have been 35.2%, an increase of 2.1 percentage points compared to 2023
▪Comparable Adjusted EBITDA(1) decreased 1.1% versus 2023 to $145.8 million
▪Comparable Adjusted EBITDA Margin(1) decreased 1.4 percentage points versus 2023 to 34.2%

(1)    See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

"Continued execution in the Yucatan and Dominican Republic resulted in our Q2 Adjusted EBITDA exceeding our expectations, despite the ongoing headwinds experienced in Jamaica. Our operations teams in the Yucatan were able to leverage modest, low-single-digit revenue growth to deliver underlying, ex-FX, Owned Resort EBITDA growth of nearly 10% year-over-year in the second quarter. In the Dominican Republic, underlying profits, excluding business interruption proceeds from both periods, grew mid-single-digits, led once again by our flagship Hyatt Ziva and Zilara Cap Cana. Second quarter results in the Pacific Coast and Jamaica were largely consistent with our expectations.

Demand for the third quarter was significantly impacted by Hurricane Beryl, with the most acute impact being on demand for July in Jamaica and the Yucatan. Demand for the fourth quarter has fared better, as cancellation activity was largely contained to summer stays. In the Pacific Coast, the peak of the ongoing renovation work has been more disruptive to the guest experience than anticipated, resulting in significantly greater cancellations for the second half of the year. The most disruptive portion of the renovation work is expected to be completed during the third quarter, and we expect demand to steadily improve thereafter. We are encouraged by the results in the Yucatan and legacy Dominican Republic, as we believe they are more indicative of underlying demand and business fundamentals given the ongoing construction disruption in the Pacific Coast and the lingering impact of the State Department travel advisory on our Jamaican fundamentals.

On the capital allocation and portfolio optimization front, we are progressing on the planned renovation work and intend to pursue opportunities to recycle capital from non-core assets into our most productive resorts. We remain committed to using our free cash flow generation to repurchase our shares as we expect a strong recovery in profits following the completion of our capital projects. We repurchased over $35 million worth of our shares during the second quarter, bringing our year-to-date total to over $75 million.

Given the impact from Hurricane Beryl and the construction disruption in the Pacific Coast, we now expect our FY 2024 Adjusted EBITDA to be near the low end of our $250-275 million guidance range. "

– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following tables set forth information with respect to the operating results of our total portfolio and comparable portfolio for the three and six months ended June 30, 2024 and 2023 ($ in thousands):
Total Portfolio

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	Change		2024	2023	Change
Occupancy	71.9%	73.5%	(1.6)	pts	78.5%	72.2%	6.3	pts
Net Package ADR	$450.18	$425.52	5.8%		$478.33	$462.67	3.4%
Net Package RevPAR	$323.68	$312.64	3.5%		$375.43	$333.84	12.5%
Total Net Revenue (1)	$227,198	$238,764	(4.8)%		$517,710	$502,992	2.9%
Owned Net Revenue (2)	$223,809	$235,212	(4.8)%		$510,347	$496,221	2.8%
Owned Resort EBITDA	$75,081	$83,112	(9.7)%		$199,121	$192,501	3.4%
Owned Resort EBITDA Margin	33.5%	35.3%	(1.8)	pts	39.0%	38.8%	0.2	pts
Other corporate	$14,364	$13,940	3.0%		$28,486	$27,495	3.6%
The Playa Collection Revenue	$1,579	$828	90.7%		$2,599	$1,554	67.2%
Management Fee Revenue	$1,401	$2,122	(34.0)%		$3,935	$4,051	(2.9)%
Adjusted EBITDA	$63,697	$72,122	(11.7)%		$177,169	$170,611	3.8%
Adjusted EBITDA Margin	28.0%	30.2%	(2.2)	pts	34.2%	33.9%	0.3	pts
Comparable Portfolio (3)(4)

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	Change		2024	2023	Change
Occupancy	73.4%	76.3%	(2.9)	pts	79.4%	80.1%	(0.7)	pts
Net Package ADR	$436.66	$428.37	1.9%		$498.24	$478.69	4.1%
Net Package RevPAR	$320.46	$326.65	(1.9)%		$395.60	$383.43	3.2%
Total Net Revenue (1)	$192,624	$196,417	(1.9)%		$426,331	$414,096	3.0%
Owned Net Revenue (2)	$189,235	$192,865	(1.9)%		$418,968	$407,325	2.9%
Owned Resort EBITDA	$62,974	$69,987	(10.0)%		$167,744	$169,265	(0.9)%
Owned Resort EBITDA Margin	33.3%	36.3%	(3.0)	pts	40.0%	41.6%	(1.6)	pts
Other corporate	$14,364	$13,940	3.0%		$28,486	$27,495	3.6%
The Playa Collection Revenue	$1,579	$828	90.7%		2,599	1,554	67.2%
Management Fee Revenue	$1,401	$2,122	(34.0)%		$3,935	$4,051	(2.9)%
Adjusted EBITDA	$51,590	$58,997	(12.6)%		$145,792	$147,375	(1.1)%
Adjusted EBITDA Margin	26.8%	30.0%	(3.2)	pts	34.2%	35.6%	(1.4)	pts

(1)Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.
(2)Owned Net Revenue excludes Management Fee Revenue, other corporate revenue and The Playa Collection revenue (which is a third-party owned and operated membership program).
(3)Our comparable portfolio for the three months ended June 30, 2024 excludes the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta resorts, which were partially closed during the three months ended June 30, 2024 for renovations to the properties and Jewel Punta Cana, which was sold in December 2023.
(4)Our comparable portfolio for the six months ended June 30, 2024 excludes the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta resorts, which were partially closed during the six months ended June 30, 2024 for renovations to the properties, Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned management of the resort to us from a third-party, and Jewel Punta Cana, which was sold in December 2023.

Balance Sheet

As of June 30, 2024, the Company held $233.9 million in cash and cash equivalents, with no restricted cash. Total interest-bearing debt was $1,083.5 million, comprised of our Term Loan due 2029. As of June 30, 2024, there was no balance outstanding on our $225.0 million Revolving Credit Facility. Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029, which incurs interest based on SOFR. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively. On June 24, 2024, we amended our Credit Agreement to decrease the interest rate applicable to the Term Loan due 2029 by 0.50% to, at our option, either a base rate plus a margin of 1.75% or SOFR plus a margin of 2.75%. All other terms of our Credit Agreement remain unchanged.
Earnings Call

The Company will host a conference call to discuss its second quarter results on Tuesday, August 6, 2024 at 8:30 a.m. (Eastern Daylight Time). The conference call can be accessed by dialing (888) 317-6003 for domestic participants and (412) 317-6061 for international participants. The conference ID number is 1049678. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Tuesday, August 6, 2024. This replay will run through Thursday, August 15, 2024. The access number for a taped replay of the conference call is (877) 344-7529 or (412) 317-0088 using the following conference ID number: 1049678. There will also be a webcast of the conference call accessible on the Company’s investor relations website at investors.playaresorts.com.
About the Company

Playa, through its subsidiaries, is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of June 30, 2024, Playa owned and/or managed a total portfolio consisting of 25 resorts (9,127 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana, Hyatt Ziva Cap Cana and Jewel Palm Beach. Playa also manages eight resorts on behalf of third-party owners. Playa currently owns and/or manages resorts under the following brands: Hyatt Zilara, Hyatt Ziva, Hilton All-Inclusive, Tapestry Collection by Hilton, Wyndham Alltra, Seadust, Kimpton, Jewel Resorts and The Luxury Collection. Playa leverages years of all-inclusive resort operating expertise and relationships with globally recognized hospitality brands to provide a best-in-class experience and exceptional value to guests, while building a direct relationship to improve customer acquisition cost and drive repeat business.
Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 22, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).
Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR (as defined below) by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of Net Non-package Revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance statistic in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations and premium room upgrades, food and beverage services, and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.
“Net Non-package Revenue” includes revenue associated with premium services and amenities that are not included in net package revenue, such as dining experiences, wines and spirits, and spa packages, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue is recognized after the completion of the sale when the product or service is transferred to the customer. Food and beverage revenue not included in a guest's all-inclusive package is recognized when the goods are consumed.
“Owned Net Revenue” represents Net Package Revenue and Net Non-Package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.
“Management Fee Revenue” is derived from fees earned for managing resorts owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of resort revenue, and an incentive fee, which is computed as a percentage of resort profitability. Management Fee Revenue was a minor contributor to our operating results for the three and six months ended June 30, 2024 and 2023, but we expect Management Fee Revenue to be a more relevant indicator to assess the overall performance of our business in the future to the extent that we are successful in entering into more management contracts.
“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue, Management Fee Revenue, The Playa Collection revenue and certain Other revenues. “Cost reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net income. Contract termination fees, which are recorded as Other Revenues, are also excluded from Total Net Revenue as they are not an indicator of the performance of our ongoing business.

The following table shows a reconciliation of Net Package Revenue and Net Non-package Revenue to total revenue for the three and six months ended June 30, 2024 and 2023 ($ in thousands):
Total Portfolio

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Package Revenue
Comparable Net Package Revenue	$162,663	$165,809	$365,745	$352,435
Non-comparable Net Package Revenue	28,912	36,869	78,659	78,029
Net Package Revenue	191,575	202,678	444,404	430,464

Net Non-package Revenue
Comparable Net Non-package Revenue	26,572	27,056	53,223	54,890
Non-comparable Net Non-package Revenue	5,662	5,478	12,720	10,867
Net Non-package Revenue	32,234	32,534	65,943	65,757

The Playa Collection Revenue	1,579	828	2,599	1,554
Management Fee Revenue	1,401	2,122	3,935	4,051
Other Revenues	409	602	829	1,166

Total Net Revenue
Comparable Total Net Revenue	192,624	196,417	426,331	414,096
Non-comparable Total Net Revenue	34,574	42,347	91,379	88,896
Total Net Revenue	227,198	238,764	517,710	502,992
Compulsory tips	5,929	6,268	13,163	12,308
Cost Reimbursements	2,348	3,008	5,237	6,542
Total revenue	$235,475	$248,040	$536,110	$521,842
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Owned Resort EBITDA, and Owned Resort EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented before interest expense, income tax and depreciation and amortization expense. EBITDA and Adjusted EBITDA (as defined below) include corporate expenses, which are overhead costs that are essential to support the operation of the Company, including the operations and development of our resorts. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:
•Other miscellaneous non-operating income or expense
•Pre-opening expense
•Losses or gains on sales of assets
•Share-based compensation
•Other tax expense
•Transaction expenses
•Severance expense for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort
•Gains from property damage insurance proceeds (i.e., property damage insurance proceeds in excess of repair and clean up costs incurred)

•Repairs from hurricanes and tropical storms (i.e., significant repair and clean up costs incurred which are not offset by property damage insurance proceeds)
•Loss on extinguishment of debt
•Other items which may include, but are not limited to the following: contract termination fees; gains or losses from legal settlements; and impairment losses.
We include the non-service cost components of net periodic pension cost or benefit recorded within other income or expense in the Condensed Consolidated Statements of Operations in our calculation of Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses, The Playa Collection revenue and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
Adjusted Net Income
“Adjusted Net Income” is a non-GAAP performance measure. We define Adjusted Net Income as net income attributable to Playa Hotels & Resorts, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to debt extinguishment and transaction expenses.
Adjusted Net Income is not a substitute for net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures such as Adjusted Net Income. For example, other companies in our industry may define Adjusted Net Income differently than we do. As a result, it may be difficult to use Adjusted Net Income or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these and other limitations, Adjusted Net Income should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this release.
Usefulness and Limitation of Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR, Net Package RevPAR, and Net Direct Expenses are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other income or expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.

The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines a portion of the annual variable compensation for certain members of our management, including our executive officers, based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
We believe that Owned Resort EBITDA and Owned Resort EBITDA Margin are useful to investors as they allow investors to measure resort-level performance and profitability by excluding expenses not directly tied to our resorts, such as corporate expenses, and excluding ancillary revenues not derived from our resorts, such as management fee revenue. We believe Owned Resort EBITDA is also helpful to investors that use it in estimating the value of our resort portfolio. Management uses these measures to monitor property-level performance and profitability.
A reconciliation of EBITDA, Adjusted EBITDA and Owned Resort EBITDA to net income or loss as computed under U.S. GAAP is presented below.
Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results by removing from net income or loss the impact of items that do not reflect our normalized operations. A reconciliation of net income or loss as computed under U.S. GAAP to Adjusted Net Income is presented below.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Owned Resort EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Owned Resort EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.
Our comparable portfolio for the three months ended June 30, 2024 excludes the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during the three months ended June 30, 2024, and Jewel Punta Cana, which was sold in December 2023.
Our comparable portfolio for the six months ended June 30, 2024 excludes the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during the six months ended June 30, 2024, Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned management of the resort to us from a third-party, and Jewel Punta Cana, which was sold in December 2023.

A reconciliation of net income or loss as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net income to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three and six months ended June 30, 2024 and 2023 ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$13,170	$20,633	$67,511	$63,352
Interest expense	23,334	26,119	46,462	55,785
Income tax provision	61	2,832	12,098	7,648
Depreciation and amortization	19,045	19,316	37,717	38,507
EBITDA	55,610	68,900	163,788	165,292
Other expense (income) (a)	302	203	1,095	(29)
Share-based compensation	3,950	3,442	7,709	6,608
Loss on extinguishment of debt	1,043	—	1,043	—
Transaction expense (b)	1,791	502	2,828	1,365
Other tax expense	64	—	64	—
Repairs from hurricanes and tropical storms (c)	—	(31)	—	(892)
Loss (gain) on sale of assets	36	(2)	—	11
Non-service cost components of net periodic pension benefit (cost)	901	(892)	642	(1,744)
Adjusted EBITDA	63,697	72,122	177,169	170,611
Other corporate (d)(e)	14,364	13,940	28,486	27,495
The Playa Collection	(1,579)	(828)	(2,599)	(1,554)
Management fees	(1,401)	(2,122)	(3,935)	(4,051)
Owned Resort EBITDA	75,081	83,112	199,121	192,501
Less: Non-comparable Owned Resort EBITDA	12,107	13,125	31,377	23,236
Comparable Owned Resort EBITDA(f)(g)	$62,974	$69,987	$167,744	$169,265

(a)    Represents changes in foreign exchange and other miscellaneous non-operating expenses or income.
(b)    Represents expenses incurred in connection with corporate initiatives, such as: system implementations, debt refinancing costs; other capital raising efforts; and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.
(c)    Includes significant repair and clean-up expenses incurred from natural events which are not expected to be offset by property damage insurance proceeds. It does not include repair and clean-up costs from natural events that are not considered significant.
(d)    For the three months ended June 30, 2024 and 2023, represents corporate salaries and benefits of $8.7 million for 2024 and $10.0 million for 2023, professional fees of $2.8 million for 2024 and $1.9 million for 2023, corporate rent and insurance of $1.4 million for 2024 and $0.9 million for 2023, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $1.5 million for 2024 and $1.1 million for 2023.
(e)    For the six months ended June 30, 2024 and 2023, represents corporate salaries and benefits of $18.6 million for 2024 and $19.7 million for 2023, professional fees of $4.8 million for 2024 and $3.8 million for 2023, corporate rent and insurance of $2.4 million for 2024 and $1.9 million for 2023, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $2.7 million for 2024 and $2.1 million for 2023.
(f)    Our comparable portfolio for the three months ended June 30, 2024 excludes the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta resorts, which were partially closed during the three months ended June 30, 2024 for renovations to the properties, and Jewel Punta Cana, which was sold in December 2023.
(g)    Our comparable portfolio for the six months ended June 30, 2024 excludes the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta resorts, which were partially closed during the six months ended June 30, 2024 for renovations to the properties, Jewel Palm Beach, which was closed for a majority of the first quarter of 2023 as we transitioned management of the resort to us from a third-party, and Jewel Punta Cana, which was sold in December 2023.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net income to Adjusted Net Income for the three and six months ended June 30, 2024 and 2023 ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$13,170	$20,633	$67,511	$63,352
Reconciling items
Transaction expense	1,791	502	2,828	1,365
Loss on extinguishment of debt	1,043	—	1,043	—
Change in fair value of interest rate swaps (a)	—	—	—	6,335
Repairs from hurricanes and tropical storms	—	(31)	—	(892)
Total reconciling items before tax	2,834	471	3,871	6,808
Income tax provision for reconciling items	(115)	(95)	(254)	(131)
Total reconciling items after tax	2,719	376	3,617	6,677
Adjusted net income	$15,889	$21,009	$71,128	$70,029

(a)    Represents the change in fair value, excluding interest paid and accrued, of our prior LIBOR-based interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations.
The following table presents the impact of Adjusted Net Income on our diluted earnings per share for the three and six months ended June 30, 2024 and 2023 ($ in thousands, except share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Adjusted net income	$15,889	$21,009	$71,128	$70,029

Earnings per share - Diluted	$0.10	$0.13	$0.50	$0.40
Total reconciling items impact per diluted share	0.02	0.01	0.03	0.05
Adjusted earnings per share - Diluted	$0.12	$0.14	$0.53	$0.45

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of June 30,	As of December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$233,941	$272,520
Trade and other receivables, net	65,541	74,762
Insurance recoverable	10,931	9,821
Accounts receivable from related parties	1,346	5,861
Inventories	18,220	19,963
Prepayments and other assets	63,152	54,294
Property and equipment, net	1,424,561	1,415,572
Derivative financial assets	6,483	2,966
Goodwill, net	60,642	60,642
Other intangible assets	3,019	4,357
Deferred tax assets	12,244	12,967
Total assets	$1,900,080	$1,933,725
LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$150,712	$196,432
Payables to related parties	8,338	10,743
Income tax payable	16,844	11,592
Debt	1,073,664	1,061,376
Derivative financial liabilities	2,470	—
Other liabilities	32,504	33,970
Deferred tax liabilities	59,523	64,815
Total liabilities	1,344,055	1,378,928
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 172,016,422 shares issued and 130,960,095 shares outstanding as of June 30, 2024 and 169,423,980 shares issued and 136,081,891 shares outstanding as of December 31, 2023)	19,104	18,822
Treasury shares (at cost, 41,056,327 shares as of June 30, 2024 and 33,342,089 shares as of December 31, 2023)	(323,086)	(248,174)
Paid-in capital	1,209,602	1,202,175
Accumulated other comprehensive income	2,032	1,112
Accumulated deficit	(351,627)	(419,138)
Total shareholders’ equity	556,025	554,797
Total liabilities and shareholders’ equity	$1,900,080	$1,933,725

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Package	$197,056	$208,356	$456,685	$441,924
Non-package	32,682	33,124	66,825	66,605
The Playa Collection	1,579	828	2,599	1,554
Management fees	1,401	2,122	3,935	4,051
Cost reimbursements	2,348	3,008	5,237	6,542
Other revenues	409	602	829	1,166
Total revenue	235,475	248,040	536,110	521,842
Direct and selling, general and administrative expenses
Direct	127,367	132,606	265,346	261,574
Selling, general and administrative	49,794	47,614	101,013	92,741
Depreciation and amortization	19,045	19,316	37,717	38,507
Reimbursed costs	2,348	3,008	5,237	6,542
Loss (gain) on sale of assets	36	(2)	—	11
Business interruption insurance recoveries	(33)	(495)	(50)	(495)
Gain on insurance proceeds	(992)	(3,794)	(1,362)	(3,794)
Direct and selling, general and administrative expenses	197,565	198,253	407,901	395,086
Operating income	37,910	49,787	128,209	126,756
Interest expense	(23,334)	(26,119)	(46,462)	(55,785)
Loss on extinguishment of debt	(1,043)	—	(1,043)	—
Other (expense) income	(302)	(203)	(1,095)	29
Net income before tax	13,231	23,465	79,609	71,000
Income tax provision	(61)	(2,832)	(12,098)	(7,648)
Net income	$13,170	$20,633	$67,511	$63,352

Earnings per share
Basic	$0.10	$0.14	$0.50	$0.41
Diluted	$0.10	$0.13	$0.50	$0.40
Weighted average number of shares outstanding during the period - Basic	132,426,621	151,955,076	134,539,159	154,619,822
Weighted average number of shares outstanding during the period - Diluted	133,867,472	154,192,223	135,957,007	156,511,568

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of June 30, 2024
($ in millions)

	Maturity			Applicable Rate	LTM Interest (6)
Debt	Date	# of Years	Balance
Revolving Credit Facility (1)	Jan-28	3.5	$—	—%	$0.8
Term Loan (2)(3)	Jan-29	4.5	1,083.5	8.09%	93.5
Total debt (4)			$1,083.5	8.09%	$94.3
Less: cash and cash equivalents (5)			(233.9)
Net debt			$849.6

(1)Undrawn balances bear interest between 0.25% and 0.50% depending on certain leverage ratios. We had $225.0 million available as of June 30, 2024 and 2023, respectively.
(2)Prior to our debt refinancing in June 2024, we incurred interest based on SOFR + 325bps (where SOFR was subject to a 0.50% floor). Our Term Loan due 2029 currently incurs interest based on SOFR + 275 bps (where SOFR is subject to a 0.50% floor). The effective interest rate for the Term Loan due 2029 was 8.09% as of June 30, 2024.
(3)Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
(4)Excludes $23.3 million of unamortized discounts, $5.6 million of unamortized deferred financing costs, and a $19.1 million financing lease obligation as of June 30, 2024.
(5)Represents cash balances on hand as of June 30, 2024.
(6)Represents last twelve months' cash paid for interest on the outstanding balance of our Term Loan due 2029. The impact of amortization of deferred financing costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended June 30, 2024 and 2023

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	76.7%	76.7%	—	pts	$456.38	$441.82	3.3%	$349.97	$338.95	3.3%	$77,088	$74,891	2.9%	$25,711	$24,327	5.7%	33.4%	32.5%	0.9	pts
Pacific Coast	926	62.9%	71.8%	(8.9)	pts	$544.98	$543.17	0.3%	$343.00	$389.86	(12.0)%	34,576	37,776	(8.5)%	12,124	14,883	(18.5)%	35.1%	39.4%	(4.3)	pts
Dominican Republic	2,024	70.8%	66.6%	4.2	pts	$428.29	$346.62	23.6%	$303.27	$230.90	31.3%	65,657	65,127	0.8%	24,155	21,979	9.9%	36.8%	33.7%	3.1	pts
Jamaica	1,428	72.1%	82.4%	(10.3)	pts	$417.18	$454.59	(8.2)%	$300.95	$374.72	(19.7)%	46,488	57,418	(19.0)%	13,091	21,923	(40.3)%	28.2%	38.2%	(10.0)	pts
Total Portfolio	6,504	71.9%	73.5%	(1.6)	pts	$450.18	$425.52	5.8%	$323.68	$312.64	3.5%	$223,809	$235,212	(4.8)%	$75,081	$83,112	(9.7)%	33.5%	35.3%	(1.8)	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	76.7%	76.7%	—	pts	$456.38	$441.82	3.3%	$349.97	$338.95	3.3%	$77,088	$74,891	2.9%	$25,711	$24,327	5.7%	33.4%	32.5%	0.9	pts
Pacific Coast	—	—%	—%	—	pts	$—	$—	—%	$—	$—	—%	—	—	—%	—	—	—%	—%	—%	—	pts
Dominican Republic	2,024	70.8%	71.4%	(0.6)	pts	$428.23	$391.86	9.3%	$303.22	$279.82	8.4%	65,659	60,556	8.4%	24,172	23,737	1.8%	36.8%	39.2%	(2.4)	pts
Jamaica	1,428	72.1%	82.4%	(10.3)	pts	$417.18	$454.59	(8.2)%	$300.95	$374.72	(19.7)%	46,488	57,418	(19.0)%	13,091	21,923	(40.3)%	28.2%	38.2%	(10.0)	pts
Total Comparable Portfolio	5,578	73.4%	76.3%	(2.9)	pts	$436.66	$428.37	1.9%	$320.46	$326.65	(1.9)%	$189,235	$192,865	(1.9)%	$62,974	$69,987	(10.0)%	33.3%	36.3%	(3.0)	pts

Highlights

Yucatán Peninsula
•Owned Net Revenue for the three months ended June 30, 2024 increased $2.2 million, or 2.9%, compared to the three months ended June 30, 2023 and was driven by:
•an increase in Net Package ADR of 3.3%; and
•an increase in Net Non-package Revenue of $0.1 million, or 0.7%;
•Net Non-package Revenue per sold room increased 0.8%, primarily driven by a higher meetings, incentives, conventions and events (“MICE”) group contribution to our guest mix; while
•Occupancy was flat compared to the three months ended June 30, 2023.
•Owned Resort EBITDA for the three months ended June 30, 2024 increased $1.4 million, or 5.7%, compared to the three months ended June 30, 2023 and was driven by:
•an increase in Net Package ADR compared to the three months ended June 30, 2023 in addition to expense efficiency measures put in place to lower direct expenses; partially offset by
•an unfavorable impact of $0.9 million due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts; and
•an increase in labor and related expenses, which were partially due to union-negotiated and government-mandated wage benefit increases.
•Owned Resort EBITDA Margin for the three months ended June 30, 2024 was 33.4%, an increase of 0.9 percentage points compared to the three months ended June 30, 2023. Owned Resort EBITDA Margin was negatively impacted by 120 basis points due to the appreciation of the Mexican Peso and by 160 basis points from increases in labor and related expenses compared to the three months ended June 30, 2023. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin for the three months ended June 30, 2024 would have been 34.5%, an increase of 2.0 percentage points compared to the three months ended June 30, 2023.

Pacific Coast
•Owned Net Revenue for the three months ended June 30, 2024 decreased $3.2 million, or 8.5%, compared to the three months ended June 30, 2023 and was driven by:
•a decrease in Occupancy of 8.9 percentage points due to the renovation work at the resorts in this segment; partially offset by
•an increase in Net Non-package Revenue of $0.7 million, or 15.2%.
•Net Non-package Revenue per sold room increased 31.4%, partially driven by higher MICE group contribution to our guest mix as well as a decrease in sold rooms compared to the three months ended June 30, 2023; and
•an increase in Net Package ADR of 0.3%.
•Owned Resort EBITDA for the three months ended June 30, 2024 decreased $2.8 million, or 18.5%, compared to the three months ended June 30, 2023 and was driven by:
•a decrease in Occupancy compared to three months ended June 30, 2023; in addition to
•an unfavorable impact of $0.5 million due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts.
•Owned Resort EBITDA Margin for the three months ended June 30, 2024 was 35.1%, a decrease of 4.3 percentage points compared to the three months ended June 30, 2023. Owned Resort EBITDA Margin was negatively impacted by 130 basis points due to the appreciation of the Mexican Peso. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 36.4%, a decrease of 3.0 percentage points compared to the three months ended June 30, 2023.
Dominican Republic
•Comparable Owned Net Revenue for the three months ended June 30, 2024 increased $5.1 million, or 8.4%, compared to the three months ended June 30, 2023. The increase was due to the following:
•an increase in Comparable Net Package ADR of 9.3%; and
•an increase in Comparable Net Non-package Revenue of $0.8 million, or 8.8%.
•Comparable Net Non-package Revenue per sold room increased 9.7% compared to the three months ended June 30, 2023, primarily driven by a higher MICE group contribution to our guest mix and the addition of a new non-package food and beverage outlet at one of the resorts in this segment; partially offset by
•a decrease in Occupancy of 0.6 percentage points.
•Comparable Owned Resort EBITDA for the three months ended June 30, 2024 increased $0.4 million, or 1.8%, compared to the three months ended June 30, 2023, and includes a $1.0 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona in the Dominican Republic. Comparable Owned Resort EBITDA for the three months ended June 30, 2023 includes a $4.3 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona in the Dominican Republic. Excluding the aforementioned business interruption benefits from both periods, Comparable Owned Resort EBITDA for the three months ended June 30, 2024 would have been an increase of $3.7 million compared to the three months ended June 30, 2023, primarily driven by an increase in Net Package Revenue.
•Comparable Owned Resort EBITDA Margin for the three months ended June 30, 2024 was 36.8%, a decrease of 2.4 percentage points compared to the three months ended June 30, 2023, and includes a favorable impact of 150 basis points from business interruption proceeds and recoverable expenses related to Hurricane Fiona, which decreased 560 basis points compared to a 710 basis points benefit during the three months ended June 30, 2023. Excluding the aforementioned business interruption benefit, Comparable Owned Resort EBITDA Margin for the three months ended June 30, 2024 would have been 35.3%, an increase of 3.2 percentage points compared to the three months ended June 30, 2023.
Jamaica
•Owned Net Revenue for the three months ended June 30, 2024 decreased $10.9 million, or 19.0%, compared to the three months ended June 30, 2023. The decrease was due to the following, which was heavily impacted by the travel advisory issued for Jamaica by the United States Government on January 24, 2024:
•a decrease in Occupancy of 10.3 percentage points;
•a decrease in Net Package ADR of 8.2%; and
•a decrease in Net Non-package Revenue of $1.3 million, or 15.4%.
•Net Non-package Revenue per sold room decreased 3.3% as a result of a lower MICE group contribution to our guest mix.
•Owned Resort EBITDA for the three months ended June 30, 2024 decreased $8.8 million compared to the three months ended June 30, 2023.
•Owned Resort EBITDA Margin for the three months ended June 30, 2024 decreased 10.0 percentage points, or 26.2%, compared to the three months ended June 30, 2023 primarily driven by the impact from the travel advisory issued for Jamaica and inclusive of a negative impact of 60 basis points due to increases in labor and related expenses compared to the three months ended June 30, 2023.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Six Months Ended June 30, 2024 and 2023

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	81.8%	80.3%	1.5	pts	$483.69	$468.96	3.1%	$395.75	$376.37	5.1%	$173,076	$163,639	5.8%	$65,764	$62,263	5.6%	38.0%	38.0%	—	pts
Pacific Coast	926	74.8%	75.5%	(0.7)	pts	$534.49	$542.42	(1.5)%	$399.80	$409.72	(2.4)%	78,872	78,291	0.7%	31,265	32,406	(3.5)%	39.6%	41.4%	(1.8)	pts
Dominican Republic	2,024	77.3%	58.9%	18.4	pts	$449.94	$408.68	10.1%	$347.67	$240.63	44.5%	147,269	133,896	10.0%	61,925	48,828	26.8%	42.0%	36.5%	5.5	pts
Jamaica	1,428	77.6%	82.5%	(4.9)	pts	$474.87	$477.57	(0.6)%	$368.70	$393.87	(6.4)%	111,130	120,395	(7.7)%	40,167	49,004	(18.0)%	36.1%	40.7%	(4.6)	pts
Total Portfolio	6,504	78.5%	72.2%	6.3	pts	$478.33	$462.67	3.4%	$375.43	$333.84	12.5%	$510,347	$496,221	2.8%	$199,121	$192,501	3.4%	39.0%	38.8%	0.2	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	81.8%	80.3%	1.5	pts	$483.69	$468.96	3.1%	$395.75	$376.37	5.1%	$173,076	$163,639	5.8%	$65,764	$62,263	5.6%	38.0%	38.0%	—	pts
Pacific Coast	—	—%	—%	—	pts	$—	$—	—%	$—	$—	—%	—	—	—%	—	—	—%	—%	—%	—	pts
Dominican Republic	1,524	77.8%	77.7%	0.1	pts	$541.47	$493.83	9.6%	$421.06	$383.55	9.8%	134,762	123,291	9.3%	61,813	57,998	6.6%	45.9%	47.0%	(1.1)	pts
Jamaica	1,428	77.6%	82.5%	(4.9)	pts	$474.87	$477.57	(0.6)%	$368.70	$393.87	(6.4)%	111,130	120,395	(7.7)%	40,167	49,004	(18.0)%	36.1%	40.7%	(4.6)	pts
Total Comparable Portfolio	5,078	79.4%	80.1%	(0.7)	pts	$498.24	$478.69	4.1%	$395.60	$383.43	3.2%	$418,968	$407,325	2.9%	$167,744	$169,265	(0.9)%	40.0%	41.6%	(1.6)	pts
Highlights

Yucatán Peninsula
•Owned Net Revenue for the six months ended June 30, 2024 increased $9.4 million, or 5.8%, compared to the six months ended June 30, 2023. The increase was due to the following:
•an increase in Occupancy of 1.5 percentage points;
•an increase in Net Package ADR of 3.1%; and
•an increase in Net Non-package Revenue of $1.1 million, or 6.0%.
•Net Non-package Revenue per sold room increased 3.4%, primarily driven by a higher MICE group contribution to our guest mix.
•Owned Resort EBITDA for the six months ended June 30, 2024 increased $3.5 million, or 5.6%, compared to the six months ended June 30, 2023 and was driven by:
•an increase in Net Package ADR in addition to expense efficiency measures put in place to lower direct expenses; partially offset by
•an unfavorable impact of $4.2 million due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts;
•an increase in labor and related expenses, which were partially due to union-negotiated and government-mandated wage and benefit increases; and
•an increase in insurance premiums.
•Owned Resort EBITDA Margin for the six months ended June 30, 2024 was 38.0%, which was flat compared to the six months ended June 30, 2023. Owned Resort EBITDA Margin for the six months ended June 30, 2024 was negatively impacted by 240 basis points due to the appreciation of the Mexican Peso and 80 basis points from increases in labor and related expenses compared to the six months ended June 30, 2024. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 40.4%, an increase of 2.4 percentage points compared to the six months ended June 30, 2023.

Pacific Coast
•Owned Net Revenue for the six months ended June 30, 2024 increased $0.6 million, or 0.7%, compared to the six months ended June 30, 2023. The increase was due to the following:
•an increase in Net Non-package Revenue of $1.9 million, or 19.5%, primarily driven by a higher MICE group contribution to our guest mix;
•Net Non-package Revenue per sold room increased 20.0%; partially offset by
•a decrease in Occupancy of 0.7 percentage points as a result of renovation work at the resorts in this segment; and
•a decrease in Net Package ADR of 1.5%.
•Owned Resort EBITDA for the six months ended June 30, 2024 decreased $1.1 million, or 3.5%, compared to the six months ended June 30, 2023 and was driven by:
•a decrease in Occupancy and Net Package ADR; in addition to
•an unfavorable impact of $1.9 million due to the appreciation of the Mexican Peso, inclusive of the impact of our foreign currency forward contracts; and
•an increase in insurance premiums.
•Owned Resort EBITDA Margin for the six months ended June 30, 2024 was 39.6%, a decrease of 1.8 percentage points compared to the six months ended June 30, 2023. Owned Resort EBITDA Margin was negatively impacted by 190 basis points due to the appreciation of the Mexican Peso compared to the six months ended June 30, 2023. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 41.5%, an increase of 0.1 percentage points compared to the six months ended June 30, 2023.
Dominican Republic
•Comparable Owned Net Revenue for the six months ended June 30, 2024 increased $11.5 million, or 9.3%, compared to the six months ended June 30, 2023. The increase was due to the following:
•an increase in Occupancy of 0.1 percentage points; and
•an increase in Comparable Net Package ADR of 9.6%;
•an increase in Comparable Net Non-package Revenue of $0.5 million, or 2.8%, compared to the three months ended June 30, 2023.
•Comparable Net Non-package Revenue per sold room increased 2.1% compared to the three months ended June 30, 2023 due to the addition of a new non-package food and beverage outlet at one of the resorts in this segment.
•Comparable Owned Resort EBITDA for the six months ended June 30, 2024 increased $3.8 million, or 6.6%, compared to the six months ended June 30, 2023, and includes a $1.4 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona in the Dominican Republic. Comparable Owned Resort EBITDA for the six months ended June 30, 2023 includes a $4.3 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona in the Dominican Republic. Excluding the aforementioned business interruption benefit from both periods, Comparable Owned Resort EBITDA for the six months ended June 30, 2024 would have increased by $6.7 million compared to the six months ended June 30, 2023, primarily driven by an increase in Net Package Revenue, which was partially offset by increased insurance premiums.
•Comparable Owned Resort EBITDA Margin for the six months ended June 30, 2024 was 45.9%, a decrease of 1.1 percentage points compared to the six months ended June 30, 2023, and includes a favorable impact of 110 basis points from business interruption proceeds and recoverable expenses related to Hurricane Fiona, which decreased 230 basis points compared to a 340 basis points benefit during the six months ended June 30, 2023. Excluding the aforementioned business interruption benefit, Comparable Owned Resort EBITDA Margin for the six months ended June 30, 2024 was 44.8%, an increase of 1.2 percentage points compared to the six months ended June 30, 2023.
Jamaica
•Owned Net Revenue for the six months ended June 30, 2024 decreased $9.3 million, or 7.7%, compared to the six months ended June 30, 2023. The decrease was due to the following, which was heavily impacted by the travel advisory issued for Jamaica by the United States Government:
•a decrease in Occupancy of 4.9 percentage points;
•a decrease in Net Package ADR of 0.6%; and
•a decrease in Net Non-package Revenue of $3.3 million, or 17.7%.
•Net Non-package Revenue per sold room decreased 13.0% as a result of lower MICE group contribution to our guest mix.
•Owned Resort EBITDA for the six months ended June 30, 2024 decreased $8.8 million, or 18.0%, compared to the six months ended June 30, 2023.
•Owned Resort EBITDA Margin for the six months ended June 30, 2024 decreased 4.6 percentage points, or 11.3%, compared to the six months ended June 30, 2023 primarily driven by the impact from the travel advisory issued for Jamaica and includes a negative impact of 120 basis points due to increases in labor and related expenses compared to the six months ended June 30, 2023.

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